Exhibit 99.1

Dear Investor,

As you may be aware, and as we have previously discussed, Diamond Resorts and our industry in general have recently been the subject of rumor, speculation and innuendo. Additionally, on January 22nd, an article in the New York Times was published that we believe does not accurately reflect who we are as a company nor how we operate our business. We wanted to reach out to you directly and correct any misconceptions.

Diamond Resorts is well-positioned to create value for our shareholders and superior vacation experiences for our guests. We are distinguished by the strength of our resort portfolio and our commitment to delivering the best customer service in the industry.

Contrary to recent claims about Diamond Resorts, here are the facts you need to know:

•	In 2015, we hosted over one million visitors, and our customer satisfaction survey results showed that 88.1% of our customers enjoyed their overall holiday experience at our resorts and 83.2% of them would recommend the resorts to others.

•	Approximately 60% of our sales come from existing members and another approximately 20% come from customers of resorts where we recently acquired the management of the Home Owners Association, which is a testament to both the transparency of our HOA management and our superior customer service.

•	We have in place a strict set of sales policies and practices aimed at protecting the consumer that are in-line with industry best practices.

•	Every sale is subject to a 5-10 day rescission period, depending on jurisdiction.

•	Our company has a zero tolerance policy for any member of the sales team who does not follow protocol.

We will continue to offer members incomparable hospitality and high quality resorts, which have always been and remain the backbone of our success. We have a great story – and all of us at Diamond are focused on telling it and making sure it is heard.

Our company is strong, and we continue to see a bright future ahead for Diamond Resorts. If you have any questions, please feel free to reach out.

We appreciate your support.

Sincerely,

Frank Acito